Exhibit 10.1

September 13, 2004

R. Michael Mondavi
841 Latour Court
Napa, CA 94558

Dear Michael:

     This letter summarizes the on-going arrangements established between you and The Robert Mondavi Corporation (the “Company”) for the next stage of your career. The letter confirms the concluding elements of your current compensation as an employee, describes the terms for the end of your formal employment with the Company, and describes additional benefits and privileges available to you. The letter also confirms certain mutual understandings about your duties to the Company.

     In terms of current compensation:

1.	As we mutually agreed, you will depart the Company as an employee on September 30, 2004 (“your departure date”).

2.	Your FY04 salary will be continued to your date of departure. During FY04 you received a salary of $600,000, which has been paid during your seven-month sabbatical.

3.	In keeping with the established compensation arrangements with you, the Company will pay an FY04 life insurance payment of up to $70,000 directly to an insurance company of your designation. This amount will be grossed-up by 35% and added to your earnings to assist you with your tax liability. This will be the Company’s final payment for life insurance.

4.	You will receive a FY04 cash bonus of $50,000 as determined by the Compensation Committee payable on your departure date.

5.	You will vest in 3,450 RSUs (valued at approximately $121,000) as a participant in the FYO4 management incentive compensation plan

     In Terms of your departure from the Company:

1.	A departure payment of $1.5 million will be paid to you over 30 months commencing on October 28, 2004. Subsequent payments will be made the second pay period of each month subject to the execution of and adherence to the end-of-employment agreement between you and the Company (attached). The payment amount is in recognition of your contributions during your time of service.

2.	Based on your age and length of service, you are entitled to health insurance benefits, including medical, dental, vision and behavioral health, as an “early retiree.” The

Company will pay the employer premium, assuming you pay the employee premium, for thirty months. Valerie Deitrick will provide a description of your elections under the deferred compensation, retirement and SERP plans and will work with you to answer questions you may have.

3.	As an “early retiree” you will have two years to exercise your options that will have vested as of your departure date (a six month period is standard for an employee departure).

4.	Your auto allowance of $478.26 per pay period will end on your departure date.

5.	As you have had no limitations for personal time off, you have no unused Personal Time Off (PTO).

6.	In keeping with your outside interests in the wine business and the Company’s business plans, the Company is not offering you a personal services contract at this time. However, as a result, you will be free to participate in the wine business without the restrictions we discussed earlier when a consulting arrangement was under consideration.

     In terms of additional benefits and privileges:

1.	You may select up to 50 cases of wine, limited to 10 cases per vintage, from the Company’s wine library of wines made by Robert Mondavi Winery for your private collection subject to the execution of and adherence to a termination agreement between you and the Company (attached). This selection must be completed and the inventory moved to your premises prior to October 31, 2004. (Please remember that the fair market value of the wine is taxable to you and will be included in your W-2 for 2004.)

2.	You will remain a Director of the Company subject to the normal nominating and election procedures of the Board. Effective October 1, 2004 you will be eligible as a non-employee director for compensation for your Board service in keeping with the existing plan approved by the Board (except for the plan award to new directors of the Company).

3.	The Company agrees that you may retain a copy of contact information for your personal use and, of course, that you may retain possession of files located at the Company relating strictly to your personal affairs.

4.	We will allow you to buy at fair market value the Company’s Giants tickets and your personal office furniture.

     In terms of mutual understandings about your duties to the Company:

1.	We mutually agree to keep confidential the terms and conditions of the End-of-Employment Agreement and this letter,

2.	The Company will retain ownership and control of all documents, including notes, contact information and electronic files, relating to the business of the Company. You may not make copies of or retain for your future personal or commercial use any document belonging to the Company except as noted above. As you recognize, you can not make use of any information, which was obtained in the course of your duties as an employee and officer of the Company, in any commercial venture.

3.	You agree to fulfill your duty as an officer not to solicit any employee for employment prior to your departure date, and that you will not solicit any employee for employment for six months (until March 31, 2005) without providing prior notice and obtaining approval, which will not be unreasonably withheld, from the Company’s Chief Executive Officer.

     These arrangements were considered and recommended to the Board of Directors by the Nominating & Governance and Compensation Committees and were approved by the Board of Directors on September 13, 2004.

     Michael, on behalf of the entire Board, we sincerely thank you for your distinguished continuous service to the Company since its founding, for your many unique contributions, and for your personal leadership. We wish you every success as you move into the next stage of your career and we look forward to our continuing our relationship through our service together on the Board of Directors.

Very truly yours,

/s/ Ted W. Hall
Ted W. Hall
Chairman of the Board

/s/ John Thompson
John Thompson
Chairman of the Compensation Committee

/s/ Anthony Greener
Anthony Greener
Chairman of the Nominating & Governance
Committee

TERMINATION OF EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into effective the 14th day of September, 2004, between R. MICHAEL MONDAVI (“Mondavi”) and THE ROBERT MONDAVI CORPORATION (the “Company”), a California corporation.

RECITALS:

     A. Mondavi’s employment with the Company is being concluded pursuant to Mondavi’s resignation effective September 30, 2004.

     B. The Company has offered Mondavi certain benefits on the following terms and conditions.

     NOW, THEREFORE, the parties agree as follows:

     1. The Company shall pay Mondavi the following: (i) the Company shall pay Mondavi $1.5 million in thirty (30) equal monthly installments commencing on October 28, 2004 following Mondavi’s employment termination. Company shall withhold applicable federal and state amounts to the extent required by law; and (ii) the Company shall continue Mondavi’s participation in the Company’s health insurance plan for thirty (30) months subsequent to termination at the same cost to Mondavi as he paid before termination, taking into account his responsibility for the employee premium. The “tail period” during which Mondavi may exercise any vested options and all other matters pertaining to options or other stock-based awards shall be governed by the relevant provisions of the applicable stock plan or 2 years whichever is longer.

     2. Nothing herein shall be interpreted to render Mondavi a “prevailing party” for any purpose, including without limitation an award of counsel fees under any statute or otherwise. No payment by the Company hereunder is or is intended as an admission of liability or wrong doing by the Company.

     3. Mondavi acknowledges: (a) that the amounts payable hereunder by the Company are valuable consideration for the promises and undertakings of Mondavi set forth herein; and (b) Mondavi has been fully advised of all employment-related COBRA, disability, and workers’ compensation insurance rights he may have, if any. The Company has no obligation, contractual or otherwise, to rehire Mondavi in the future.

     4. In consideration of the payments called for by section 1, Mondavi, his heirs, representatives, successors, and assigns, do hereby completely release and forever discharge the Company, its parent, affiliated and subsidiary corporations and related entities, and their shareholders, officers and all other representatives, agents, directors, employees, attorneys, predecessors, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any kind, nature and character, known or unknown, which Mondavi may now have, or has ever had, against them or any of them arising from or in any way and only connected with the employment relationship between the parties, any actions or failure to act during the relationship, or the termination thereof, or on account of any other matter related to his employment.

     5. Mondavi has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED IS SETTLEMENT WITH THE DEBTOR.

Mondavi understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been afforded the opportunity to consult counsel of his own selection, Mondavi nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, which are the subject of this Agreement.

     6. Mondavi understands and agrees that in consideration of the foregoing he is waiving any rights he may have to pursue any and all remedies available to him under any legal theories whatsoever related to employment, employment-related and employee benefit-related causes of action, as well as all tort or injury claims, which include, without limitation, claims of wrongful discharge, tortious breach of implied covenant of good faith and fair dealing, breach of public policy, intentional and/or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, detrimental reliance or promissory estoppel, bad faith, personal injury, breach of contract (written, oral, express or implied), harassment (sexual and/or otherwise), discrimination on the basis of sex, handicap, medical condition or any other protected characteristic, claims under title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, California Labor Code Section 1197.5, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Employment Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, and any other federal, state, county or municipal laws and regulations relating to employment termination, employment discrimination or any other employment or employee benefit rights.

     7. Mondavi acknowledges that he has had reasonable and ample time to review this Agreement. Mondavi acknowledges that the Company has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty one (21) days in which to consider whether he should sign this Agreement; and c) that if he signs this Agreement, he will be given seven (7) days following the date on which he signs to revoke the Agreement. It is understood that Mondavi may revoke his consent to this Agreement in the seven day period following the date on which Mondavi signs the Agreement. This Agreement shall become effective on the eighth (8th) day following the date on which it is signed by Mondavi.

     8. Mondavi hereby agrees that in the event of the commencement or continuation of any suit, action, proceeding, review or investigation in violation of this release, this release may be pleaded as a complete defense to any such action, and may be asserted by way of counterclaim or cross-claim in such action. Further, in case of any breach of this Agreement by Mondavi, the Company shall have all legal and equitable rights, including without limitation the right to recover damages and to seek injunctive relief and recovery of the Company’s legal fees and costs of enforcing this Agreement.

     9. Mondavi agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed, except as may be required by applicable laws and regulations, to any other persons except his legal counsel, if any, and immediate family, or to financial advisors in order to comply with income tax filing requirements. The parties agree that neither will defame, disparage or detract from the other.

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     10. In further consideration for the payments and other undertakings by the Company described above, Mondavi agrees , subject to his rights as a continuing director, not to use for himself or for the benefit of anyone other than the Company or disclose to anyone outside the Company, except with the Company’s prior written permission, any proprietary or confidential information of the Company including, without limitation, financial, accounting or budgetary information, marketing strategy, sales strategy, or other confidential and proprietary information that relates in any manner to the Company’s actual or anticipated business, research, development, product sales or activities that was learned as a result of Mondavi’s employment with the Company. Mondavi shall not take with him any property of the Company including the originals or copies of any files, computer data bases or other similar information that was generated in the course of his employment. The Company agrees that you may retain a copy of contact information for your personal use and that you may retain possession of files located at the Company relating strictly to your personal affairs. This Agreement does not limit in any way Mondavi’s rights and duties as a director so long as he remains a member of the Company’s Board of Directors.

     11. If either party to this Agreement institutes legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach of the Agreement, the prevailing party in such action shall be entitled to costs and reasonable attorney’s fees.

     12. Should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

     13. This Agreement and the parties’ letter agreement of even date constitutes the entire and only understanding of the parties on the subjects covered and may be amended only by a written agreement signed by both parties. Mondavi expressly warrants that he has read and fully understands this Agreement; that he has been represented by legal counsel of his own choosing; that he will bear his own costs and attorney’s fees, if any, in regard to the review, negotiation or consummation of this Agreement; that the preceding paragraphs recite the full consideration for this Agreement and that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion, and after having been afforded a reasonable period of time to review this Agreement and discuss it with legal counsel.

THE ROBERT MONDAVI CORPORATION

By:	/s/ Ted W. Hall	/s/ R. Michael Mondavi

R. Michael Mondavi
Its:	Chairman

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